Exhibit 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Agreement”), by and between West View Savings Bank, located in Pittsburgh, Pennsylvania (hereinafter referred to as the “Employer”), and David Bursic (hereinafter referred to as the “Executive”), effective as of the 1st day of September 2013, formalizes the agreements and understanding between the Employer and the Executive. The Employer is the wholly owned subsidiary of WVS Financial Corp. (the “Corporation”).

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A;

WHEREAS, the Employer intends that this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of a select group of management or highly compensated employee of the Employer; and

WHEREAS, the Employer intends that this Agreement shall at all times be characterized as a “top hat” plan of deferred compensation and that this Agreement shall at all times satisfy Code Section 409A, with the provisions of this Agreement to be construed to effectuate the foregoing intentions.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1 “Account Balance” means the amount shown on Schedule A under the “Account Balance” Column.

1.2 “Administrator” means the Board or its designee.

1.3 “Affiliate” means any business entity with whom the Employer would be considered a single employer under Sections 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4 “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.5 “Board” means the Board of Directors of the Employer.

1.6 “Cause” means the termination of the Executive’s employment because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer.

1.7 “Change in Control” means a change in the ownership or effective control of the Employer or the Corporation, or in the ownership of a substantial portion of the assets of the Employer or the Corporation, in each case as such change is defined in Code Section 409A and the regulations thereunder.

1.8 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.11 “Distribution Rate” means a 20 year A rated financial institution index such as the Bloomberg IGUUFA20 Index or another such rate agreed upon by the Employer and the Executive. The measurement date shall be the month-end before payments commence and each June 30 thereafter. The rate established at each June 30 will be credited for the next twelve (12) months.

1.12 “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs within twenty-four (24) months following a Change in Control or due to termination for Cause.

1.13 “Effective Date” means September 1, 2013.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Normal Retirement Age” means the date the Executive attains age sixty-five (65).

1.16 “Plan Year” means each twelve (12) month period commencing on July 1 and ending on June 30 of each year. The initial Plan Year shall commence on the Effective Date and end on the following June 30.

1.17 “Schedule A” means the schedule attached hereto and made a part hereof. Schedule A shall be updated upon a change to any of the benefits described in Article 2 hereof.

1.18 “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive shall be deemed to incur a Separation from Service on the first day following the expiration of such six (6) month period. In determining whether a Separation from Service occurs, the Administrator shall take into account, among other things, the facts and circumstances required to be considered by Treasury Regulation §1.409A-1(h), including the definitions of “service recipient” and “employer” set forth in Treasury Regulation §1.409A-1(h)(3). The Administrator shall have full and final authority to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.19 “Specified Employee” means an individual who at the time of Separation from Service satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

ARTICLE 2

PAYMENT OF BENEFITS

2.1 Normal Retirement Benefit. Upon Separation from Service on or after Normal Retirement Age, the Employer shall pay the Executive the benefit shown in the Account Balance column on Schedule A for the Plan Year ending immediately prior to Separation from Service. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The benefit will be paid in sixty (60) monthly installments commencing the month following Separation from Service (subject Section 2.9), with interest credited on the unpaid balance at an annual rate equal to the Distribution Rate, compounded monthly. Notwithstanding the foregoing, if Separation from Service occurs after the Executive reaches Normal Retirement Age, for each full month between Normal Retirement Age and Separation from Service, up to a maximum of sixty (60) months, the Employer shall increase the Account Balance by .2466%. The Employer may further increase the Normal Retirement Benefit under this Section 2.1 at the sole and absolute discretion of the Board. Any such discretionary increase shall require the recalculation of all the amounts on Schedule A attached hereto. Each time the Distribution Rate changes, the outstanding balance to be paid to the Executive shall be re-amortized over the remaining distribution period.

2.2 Early Termination Benefit. If Early Termination occurs, the Employer shall pay the Executive the benefit shown in the Early Termination Vested Account Balance column on Schedule A for the Plan Year ending immediately prior to Separation from Service. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The benefit will be paid in sixty (60) monthly installments commencing the month following Separation from Service (subject to Section 2.9), with interest credited on the unpaid balance at an annual rate equal to the Distribution Rate, compounded monthly. Each time the Distribution Rate changes, the outstanding balance to be paid to the Executive shall be re-amortized over the remaining distribution period.

2.3 Disability Benefit. In the event the Executive suffers a Disability prior to Normal Retirement Age, the Employer shall pay the Executive the benefit shown in the Disability Vested Account Balance column on Schedule A for the Plan Year ending immediately prior to Disability. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Disability takes place. The benefit will be paid in sixty (60) monthly installments commencing the month following Disability with interest credited on the unpaid balance at an annual rate equal to the Distribution Rate, compounded monthly. Each time the Distribution Rate changes, the outstanding balance to be paid to the Executive shall be re-amortized over the remaining distribution period.

2.4 Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by Separation from Service prior to Normal Retirement Age, the Employer shall pay the Executive the annual benefit shown in the Change in Control Annual Benefit column on Schedule A for the Plan Year ending immediately prior to Separation from Service. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit shall be paid in equal monthly installments for five (5) years, commencing the month following Separation from Service (subject to Section 2.9).

2.5 Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, the Employer shall pay the Beneficiary the amount shown in the Pre-retirement Death Benefit column on Schedule A for the Plan Year ending immediately prior to the Executive’s death. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which the Executive’s death takes place. The benefit will be paid in a lump sum within ninety (90) days following the Executive’s death, with the precise payment date determined by the Employer in its sole discretion.

2.6 Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the present value of the remaining payments hereunder, calculated using the Distribution Rate, in a lump sum within ninety (90) days following the Executive’s death, with the precise payment date determined by the Employer in its sole discretion.

2.7 Termination for Cause. If the Employer terminates the Executive’s employment for Cause, then the Executive shall not be entitled to any benefits under the terms of this Agreement.

2.8 Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder resulting from the Separation from Service. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distributions which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service or, if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have been paid had this Section not applied.

2.9 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics laws or conflicts of interest laws; (iii) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (iv) to pay employment-related taxes; or (v) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.10 Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event, provided that the delay in payment complies with all of the requirements of Treasury Regulation §1.409A-2(b)(7). The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated service providers on a reasonably consistent basis.

(a) Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) either (i) during the Executive’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m), or (ii) during the period beginning with the date of the Executive’s Separation from Service and ending on the later of the last day of the year in which the Separation from Service occurs or the 15th day of the third month following the Separation from Service, subject to further delay in accordance with Treasury Regulation §1.409A-2(b)(7) if the Executive is a Specified Employee at the time of the Separation from Service.

(b) Payments that would violate federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of law.

(c) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern, provided that the payment is made during the first calendar year in which the making of the payment would not have such effect.

2.11 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date, provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if the Employer cannot calculate the payment amount on account of administrative impracticality due to events beyond the control of the Executive (or the Executive’s beneficiary), the end of the first calendar year in which payment calculation is administratively practicable; and (iv) if the Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s ability to continue as a going concern, in the first calendar year in which the Employer’s funds are sufficient to make the payment, and provided in each case that all of the requirements of Treasury Regulation §1.409A-3(d) are satisfied.

2.12 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

2.13 Changes in Form of Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendments shall comply with all of the requirements of Treasury Regulation §1.409A-2(b), including the following:

(a) the amendment must take effect not less than twelve (12) months after the amendment is made;

(b) the amendment must, for benefits distributable due solely to the arrival of a specified date, or on account of a Separation from Service or a Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution would otherwise have been paid;

(c) the amendment must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) the amendment may not accelerate the time or schedule of any distribution.

ARTICLE 3

BENEFICIARIES

3.1 Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

3.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living, then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

ARTICLE 4

ADMINISTRATION

4.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2 Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

4.3 Binding Effect of Decisions. Any decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.4 Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Agreement shall be paid by the Employer.

4.5 Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6 Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to cease further benefit accruals hereunder.

4.7 Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1 Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 6

AMENDMENT AND TERMINATION

6.1 Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

6.2 Amendment to Ensure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, (i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law, including but not limited to Code Section 409A, 12 C.F.R Part 359 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

6.3 Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2. The amount of the benefit shall be the amount shown in the applicable column on Schedule A for the triggering distribution event for the Plan Year ending immediately prior to the date of termination of this Agreement, increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which the termination of this Agreement occurs, with interest credited on the unpaid balance at an annual rate equal to the Distribution Rate, compounded monthly.

6.4 Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulation §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of a complete termination under subsection (a) or (c) below, the Employer shall pay the Executive the Account Balance shown on Schedule A for the Plan Year ending immediately prior to the date of termination. Additionally, the benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which termination takes place. In the event of a complete termination under subsection (b) below, the Employer shall pay the present value, determined in accordance with subsection (b), of the remaining benefits due to the

Executive or Beneficiary, or, if neither the Executive nor Beneficiary were receiving benefits at the time of the termination, the benefit which would have been due to the Executive if a Separation from Service had occurred on the date of the termination of the Agreement. Any complete termination of the Agreement shall occur only under the following circumstances and conditions, in each case provided that all of the applicable requirements of Treasury Regulation §1.409A-3(j)(4)(ix) are satisfied:

(a) Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate this Agreement within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all arrangements sponsored by the Employer or its successor immediately after the Change in Control which are treated as deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements. If this Agreement is terminated under this subsection (b), the discount rate used to present value the payments will be the Applicable Federal Rate (AFR) based on the timing of the payments to the Executive, with the first thirty-six (36) months’ payments being discounted at the short-term AFR, the next seventy-two (72) payments (if applicable) discounted at the medium-term AFR and any payments to the Executive over one hundred eight (108) months in duration being discounted at the long-term AFR. The AFR measurement date will be the month in which the Change in Control occurs.

(c) Discretionary Termination. The Employer may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Employer; (ii) all arrangements sponsored by the Employer and its Affiliates that would be aggregated with any terminated arrangements under Treasury Regulation §1.409A-1(c) if the same service provider had deferrals of compensation under such arrangements are also terminated and liquidated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Employer takes all necessary action to irrevocably terminate and liquidate this

Agreement; (iv) all payments are made within twenty-four (24) months following the date the Employer takes all necessary action to irrevocably terminate and liquidate this Agreement; and (v) neither the Employer nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the same service provider participated in both arrangements, at any time within three (3) years following the date the Employer takes the irrevocable action to terminate and liquidate this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

7.2 State Law. To the extent not governed by the Code or ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

7.3 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4 Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5 Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer, and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom pursuant to this Agreement.

7.6 Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

7.7 Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

7.8 Suicide or Misstatement. No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

7.9 Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.10 Competition after Separation From Service.

7.10.1 Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if, during the period set forth in section 7.10.3 below, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i) becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office maintained by the Employer as of the date of the termination of the Executive’s employment;

(ii) participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer as of the date of termination of the Executive’s employment;

(iii) assists, advises, or serves in any capacity with, representative or otherwise, any third party in any action against the Employer or in opposition to any transaction involving the Employer;

(iv) sells, offers to sell or provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employer (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Employer, to the knowledge of the Executive, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment;

(v) divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Employer, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers of the Employer, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employer, earnings or other information concerning the Employer. The restrictions contained in this subparagraph (v) apply to all information regarding the Employer, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

7.10.2 Amendment of Restrictive Covenant. It is expressly understood and agreed that, although the Executive and the Employer consider the restrictions contained in Section 7.10.1 hereof reasonable for the purpose of preserving for the Employer and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 7.10.1 hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 7.10.1 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

7.10.3 Period of Restrictive Covenant. The provisions of this Section 7.10 shall be applicable commencing on the date of the Executive’s Separation from Service and continuing for sixty (60) months, provided, however, if there is a Change in Control, the period shall be reduced to twenty-four (24) months and the Executive shall receive credit for any time that has passed since his Separation from Service. For example, if a Change in Control occurs after the Executive has been Separated from Service for six (6) months, the provisions of this Section 7.10 will only apply for eighteen (18) additional months.

7.11 Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the receipt for registration or certification.

7.12 Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.13 Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

7.14 Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.15 Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

7.16 Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

7.17 Aggregation of Agreement. If the Employer offers other non-account balance deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement as indicated below:

Executive:		Employer:

/s/ David Bursic		By:	/s/ Keith A. Simpson
David Bursic		Title:	Vice President, Treasurer

By:	/s/ David L. Aeberli	By:	/s/ Margaret VonDerau
Title:	Director	Title:	Director

		By:	/s/ Lawrence M. Lehman
		Title:	Director

		By:	/s/ John W. Grace
		Title:	Director

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Beneficiary Designation

I designate the following as Beneficiary under this Agreement:

Primary

%

%

Contingent

%

%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:	Date:

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Administrator this      day of             , 20

By:
Title: